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                                                                      Exhibit 11


                         ADVANCED FIBRE COMMUNICATIONS, INC.
              SCHEDULE OF COMPUTATION OF PRO FORMA NET INCOME PER SHARE
                        (In thousands, except per share data)


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

                                       Three Months Ended      Nine Months Ended
                                         September 30,           September 30,
                                     --------------------    --------------------
                                       1996        1995        1996        1995
                                    --------    --------    --------    --------

Net income                          $  3,204    $    941    $  1,663     $   786
                                    --------    --------    --------     -------

Weighted average commmon shares
   outstanding                         5,531       5,009       5,461       4,160

Redeemable convertible preferred
  stock, on an as-if converted
  basis                               18,497      17,448      18,644      17,098

Common stock equivalents-stock
  options and warrants                 6,505       3,190       5,648       2,947
Staff Accounting Bulletin No. 83
  issuances and grants:
       Stock options                    .          1,178         253       1,201
       Redeemable convertible
         preferred stock issued         .          1,199          52       1,317
                                    --------    --------    --------    --------

Shares issued in per share
  computations                        30,533      28,024      30,058      26,723
                                    --------    --------    --------    --------
Pro forma net income per share      $   0.10    $   0.03    $   0.06    $   0.03
                                    --------    --------    --------    --------
                                    --------    --------    --------    --------
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